EXHIBIT 99.1

News Release dated August 3, 2015

New Western Energy Completes Acquisition Of Oil And Gas Leases In The Avant Field, Osage County, Oklahoma With 17-Quarter Sections Consisting Of 2720 Contiguous Acres.

IRVINE, Calif., August 3, 2015 (GLOBE NEWSWIRE) -- New Western Energy Corporation (OTCMARKETS: NWTR), an independent energy company engaged in the acquisition, exploration, development and production of oil and gas in North America, today announced it has completed the acquisition of oil and gas leases in the Avant Field, in Osage County, Oklahoma with 17-quarter sections consisting of 2720 contiguous acres.

“We are delighted to acquire this fertile and historically strong producing leasehold acreage,” said Javan Khazali, CEO of New Western Energy. Our initial work plan is to pump the existing producing wells and pull and repair wells we have targeted. During this preliminary production time our geology team will analysis the logs and structure maps as well as the production performance of the initial wells to determine the location of our first drilling program. “We plan to drill our first test wells to the Mississippi Lime formation, which we believe will be a major zone of production and which will give provide perspective on the upper formations. New Western remains committed to continue seeking and assessing oil and gas leases to acquire in Oklahoma,” he added.

The Avant Field is a strong Bartlesville production zone and has a proven section for water flood applications. The leasehold will also be developed for Mississippi production. The Burgess, Cleveland, and Simpson are also formations of interest. Much of the historical production on the leasehold has been in the Bartlesville formation with a 30bpd production level during the water flood operation. There still remain vast areas for development as well as a gas program that has been shut in for the past few years.

About New Western Energy Corporation

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT: Javan Khazali (949) 435-0977 info@newwesternenergy.com